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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS
                                                        ENDED SEPTEMBER 30,
                                                      -----------------------
                                                        1999          2000
                                                      --------      ---------
Computation of Earnings:
  Income (loss) before income taxes, minority
   interests, extraordinary item and cumulative
   effect of change in accounting principle           $ (59,935)    $(142,286)
  Add:
    Fixed charges (as computed below)                    83,319       188,387
                                                      ---------     ---------
                                                      $  23,384     $  46,101
                                                      =========     =========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                    $  41,110     $ 114,182
  Amortization of deferred financing
   costs and discounts on long-term debt                 31,238        59,805
  Interest component of operating lease
   expense                                               10,971        14,400
                                                      ---------     ---------
    Fixed charges                                        83,319       188,387
  Preferred stock dividends                              19,846        39,571
                                                      ---------     ---------
    Combined fixed charges and preferred
     stock dividends                                  $ 103,165     $ 227,958
                                                      =========     =========
Ratio of Earnings to Fixed Charges                           --            --
                                                      =========     =========
Deficiency of Earnings to Cover Fixed Charges         $  59,935     $ 142,286
                                                      =========     =========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                       --            --
                                                      =========     =========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends          $  79,781     $ 181,857
                                                      =========     =========